Exhibit 10.21

*** Where this marking appears through this Exhibit 10.22, information has been omitted pursuant to a request for confidential treatment; a complete copy of this agreement has been filed separately with the Securities and Exchange Commission.

CARD PROGRAM MANAGEMENT AGREEMENT

This Card Program Management Agreement (the “Agreement”) dated as of February 1, 2010 is entered into by and between Skylight Financial, Inc. whose address is 1455 Lincoln Parkway, Suite 600, Atlanta, Georgia 30346 (“Program Manager”) and MetaBank, dba Meta Payment Systems, whose address is 5501 S. Broadband Lane, Sioux Falls, South Dakota 57108 (“Bank”) (each of Bank and Program Manager, a “Party” and collectively, the “Parties”).

WHEREAS, Bank is a federally-chartered savings association, a member of Visa, MasterCard, Discover and various other card associations and electronic payment networks, and, among other things, issues prepaid cards and establishes settlement accounts for the settlement of card transactions;

WHEREAS, Bank has developed, and shall continue to develop, various prepaid card programs, under which it shall issue fixed and variable denomination, reloadable and non-reloadable prepaid cards, as well as a series of card-related products and services in conjunction therewith;

WHEREAS, Program Manager is in the business of marketing and distributing prepaid cards and can provide services, either directly or through subcontractors, to support prepaid card programs; and

WHEREAS, Bank desires to engage Program Manager to provide certain program management services in connection with the Program as further described herein, including, without limitation, the exclusive marketing and distribution of the Cards issued by Bank under the Card Programs contemplated herein, and Program Manager wishes to provide such services as set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I — DEFINITIONS

SECTION 1.1 — Definitions

Except as otherwise specifically indicated, the following terms shall have the following meanings in this Agreement (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ACH Transactions” has the meaning set forth in Section 4.7(c).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with such Person.

“Applicable Law” means (i) System Rules, (ii) any applicable rule or requirement of the National Automated Clearinghouse Association, (iii) the published policies and procedures of Bank, as promulgated by Bank’s Board of Directors in good faith to ensure the continued safety and soundness of Bank, and (iv) any and all laws, treaties, rules, regulations, regulatory guidance, determinations of (or agreements with) an arbitrator or governmental agency or authority and mandatory written direction from (or agreements with) any arbitrator or governmental agency or authority, including, without limitation, the Bank Secrecy Act, any and all sanctions or regulations enforced by OFAC, and statutes or regulations of any state relating to gift cards, money transmission or unclaimed property, that are applicable to the marketing, issuance, sale, authorization or usage of the Cards, or otherwise applicable to any of the Parties by law or made applicable to any Party as specifically provided for in this Agreement, as the same may be amended and in effect from time to time during the Term.

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“ATM” means automated teller machine.

“BIN” means the bank identification number assigned to Bank by Visa U.S.A., Inc., the Interbank Card Association number assigned to Bank by MasterCard International, Inc., the Institution Identification Number assigned to Bank by Discover Network, Inc., or similar identifier assigned to Bank by other card associations or payment systems for the purposes of identifying and routing electronic payment transactions.

“Business Day” means any day other than a Saturday, Sunday or holiday recognized by the Federal Reserve Board.

“Card” means a reloadable or non-reloadable prepaid card or other access device issued by Bank as a product of the Bank in connection with a card program managed by the Program Manager, and pursuant both to this Agreement and under authority from the System.  For purposes of this Agreement, a “Card” does not include any credit card or product that accesses credit.

“Card Program Account Manager” has the meaning set forth in Section 4.6.

“Cardholder” means (i) a person who is issued a Card, and/or (ii) uses the Card to effect a Transaction.

“Cardholder Account” has the meaning set forth in Section 4.4.

“Cardholder Agreement” means a written agreement between Bank and the Cardholder, which includes (i) the terms and conditions applicable to such Card, and (ii) any other notices or documents related to such Card as may be required by Bank or Applicable Law, including, but not limited to, those disclosures required under the Electronic Fund Transfer Act, 15 USC § 1693 et seq., and Regulation E.

“Cardholder Data” means any data or information of any Cardholder that is provided to or obtained by any Party in the performance of its obligations under this Agreement or otherwise, including but not limited to, all lists of Cardholders, former Cardholders, and all information relating to and identified with such Cardholders, including, but not limited to account transaction and balance data, and “non-public personal information” as defined by the Gramm-Leach-Bliley Act and its implementing regulations, as amended, including but not limited to postal and e-mail addresses and associated data (including any personally identifiable information, personal account information, financial information, account numbers, personal identification numbers and other related information, social security numbers, or other non-public business or personal or financial information) provided by the Cardholders to any Party.

“Cardholder Funds” means those funds which have been received from or on behalf of a Cardholder for purposes of being loaded to a Card, but which have not yet been redeemed.

“Change of Control” means, with respect to any Person, (i) an acquisition of the voting control of such Person (i.e., the ability to elect a majority of the members of the Board of Directors or similar governing body of such Person) by another entity or group (as such term is defined in Rule 13d-5 under the Securities Exchange Act of 1934, as amended) by means of any transaction or series of transactions (including, without limitation, any reorganization, merger or consolidation) or (ii) a sale of all or substantially all of the assets of such Person to any entity or entities in which the equityholders of such Person, directly or indirectly, do not have voting control (i.e., the ability to elect a majority of the members of the Board of Directors or similar governing body of such entity).

“Claim” has the meaning set forth in Section 14.1.

“Confidential Information” has the meaning set forth in Section 11.1

“Customer Care Center” has the meaning set forth in Section 3.5.

“Discloser” has the meaning set forth in Section 11.1.

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“Dispute” has the meaning set forth in Section 14.4.

“***” has the meaning set forth in Section 10.2(e).

“Effective Date” has the meaning set forth in Section 10.1.

“GLBA” means, collectively, Title V — Privacy of the Gramm-Leach-Bliley Act, P.L. 106-102, the Privacy Regulations and implementing regulations promulgated thereunder, and the standards for safeguarding customer information set forth in 12 CFR Part 364 and 16 CFR Part 314, all as they may be amended, supplemented and/or interpreted in writing from time to time by any federal Regulatory Authority.

“Gross Dollar Volume” has the meaning set forth in Section 2.1(b).

“Guidelines” means the Interagency Guidelines Establishing Standards for Safeguarding Customer Information.

“Indemnified Party” has the meaning set forth in Section 14.1.

“Indemnifying Party” has the meaning set forth in Section 14.1.

“Interchange” means the fee paid to the issuer of a Card by a System in connection with a Transaction.

“Initial Term” has the meaning set forth in Section 10.1.

“Mark” means the service marks and trademarks of a Bank, Program Manager or a System, including but not limited to, the names and other distinctive marks or logos, which identify Bank, Program Manager or a System.

“Material Adverse Change” means, with respect to either Party, an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on the ability of such Party to perform its obligations under this Agreement.

“Monthly System Fees” has the meaning set forth in Section 8.2(d).

“***” has the meaning set forth in Section 2.1(b).

“NetSpend” means NetSpend Corporation, a Delaware corporation.

“NetSpend ODFI Agreement” means the ODFI Originator Agreement, dated as of January 30, 2009, by and between NetSpend and Bank, as amended and/or restated from time to time.

“Nonreloadable Card” means a Card issued under a Program that is a fixed denomination, non-reloadable Card.

“OFAC” has the meaning set forth in Section 4.3.

“OTS” means the Office of Thrift Supervision.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, trust, association, organization or other entity, or any governmental authority.

“Processing Services” means those services which are necessary to issue and service a Card and process a Transaction in accordance with Applicable Law.

“Program” means a system of services as mutually agreed by Program Manager and Bank and provided by Program Manager and Bank pursuant to the terms of this Agreement under which Cardholders subject to a Cardholder Agreement for such Program utilize a Card to submit Transactions into a System utilizing a Settlement Account established by Bank to access Cardholder Funds. This Agreement contemplates that Program Manager may be permitted by Bank to offer multiple Programs

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hereunder, each subject to the terms hereof and the prior written approval of Bank.

“Program Affiliate” means a party with whom Program Manager contracts for the purpose of marketing the Cards, including, without limitation, (i) entities that Program Manager contracts for the purpose of marketing the Cards to employees and/or independent contractors of such entities (“Employers”), and (ii) entities that Program Manager contracts for the purpose of referring Employers to Program Manager (including referral companies and financial institutions) (“Referral Companies”).

“Program Revenue” means all income derived from a Cardholder’s use of a Card or participation in a Program, net any amounts payable to Program Affiliates.

“Program Telephone Numbers and Websites” has the meaning set forth in Section 10.3(c).

“Recipient” has the meaning set forth in Section 11.1.

“Regulation E” means 12 CFR Part 205 and its successor provisions.

“Regulatory Authority” means, as the context requires, any System, the National Automated Clearing House Association, and any federal or state agency having jurisdiction or regulatory powers over Bank, Program Manager, the Cards or a Program.

“Reloadable Card” means a Card issued under a Program which allows a Cardholder to add additional funds to such Card following the initial sale and loading of such Card.

“Renewal Term” has the meaning set forth in Section 10.1.

“Settlement” means the movement and reconciliation of funds between Bank and System members in accordance with the System Rules to settle Transactions.

“Settlement Account” means the account maintained by Bank used for Settlement of all Transactions initiated by use of a Card(s) by or on behalf of a Cardholder.

“Skylight ABA Number” has the meaning set forth in Section 4.7(b).

“Solicitation Notice” has the meaning set forth in Section 2.1(c).

“Successor Bank” has the meaning set forth in Section 10.3.

“Switchover Date” has the meaning set forth in Section 10.3.

“System” means Visa U.S.A., Inc., MasterCard International, Inc., Discover Network, Inc., American Express Travel Related Services Company, Inc., or any other card network selected by Bank and agreed to by Program Manager.

“System Rules”  means the bylaws, operating rules and regulations of System or any other card association operating a payment network which is utilized by any Party hereto for the purposes of fulfilling such Party’s obligations hereunder.

“Term” has the meaning set forth in Section 10.1.

“Third Party Program Manager” means a third party program manager of prepaid cards or other payment devices issued by Bank.

“Third Party Processor” a third party that serves as processor with respect to prepaid cards or other payment devices issued by Bank.

“***” has the meaning set forth in ***.

“***” has the meaning set forth in ***.

“Transaction” means using a Card to: (i) make a purchase; (ii) obtain a credit for a previous purchase; (iii) obtain cash from a an ATM; (iv) make a bill payment or other payment to a third party; or (v) engage in any other activity which may positively or negatively impact the balance of Cardholder

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Funds associated with such Card.

“Transition Period” means the period commencing on the termination or expiration of this Agreement and continuing for three hundred sixty five (365) calendar days, unless, to the extent permitted by Applicable Law, such longer period is required for Program Manager to (i) sell all remaining Cards in its inventory which contain Bank’s Marks or (ii) complete the transfer of the Cards and Program(s) to a Successor Bank or the wind-down of the Program(s) pursuant to Section 10.3, in which case such period shall extend to such date that such items are completed.

“U.S. Bank” means U.S. Bank National Association.

“U.S. Bank Programs” means the prepaid card programs of U.S. Bank with respect to which Program Manger serves as the program manager.

“Well-Capitalized Institution” has the meaning set forth in Section 6.2(e).

ARTICLE II — GENERAL DESCRIPTION OF PROGRAMS

SECTION 2.1 — Appointment of Program Manager

(a)           Bank hereby (i) appoints Program Manager as its authorized delegate and representative to (A) assist Bank in the development and marketing of the Program(s), (B) market and sell Cards on behalf of Bank that meets Bank requirements, and (C) perform services that are necessary or appropriate to support the Cards and Program(s), solely in accordance with the terms of this Agreement; and (ii) grants Program Manager the right to offer the Cards for sale on behalf of Bank.  Bank further appoints Company as its agent or authorized delegate, as the case may be, for the purpose of compliance with state money transmitter statutes and the Bank Secrecy Act.

(b)           Subject to Section 3.1(a), Bank agrees to reasonably cooperate with Program Manager in the execution of such agreements or provision of such extensions of agency, commitments, assurances, references or such other similar items as may be requested by Program Manager or required under Applicable Law or by any Regulatory Authority for Program Manager and any Program Affiliate to market the Cards in any state or territory of the United States or otherwise perform their respective obligations hereunder, unless otherwise prohibited by Bank’s charter restrictions, Applicable Law or any Regulatory Authority directive.

(c)           So long as Program Manager is an Affiliate of NetSpend, Bank will use its commercially reasonable efforts to promote and recommend Program Manager as a preferred program manager and processor for payroll card programs with respect to which Bank will serve as the issuing bank.  Without limiting the generality of the foregoing:

(i)            Bank will not directly solicit any current or prospective Program Affiliate to enter into any agreement or other relationship with Bank or any Third Party Program Manager or Third Party Processor pursuant to which Bank or such Third Party Program Manager or Third Party Processor would directly (A) provide program management and/or processing services to such Program Affiliate or (B) market, distribute and/or reload payroll cards through such Program Affiliate.

(ii)           Bank further agrees to promptly notify Program Manager in the event that any Program Affiliate as of the Effective Date solicits Bank to provide program management and/or processing services for such Program Affiliate in connection with the marketing, distribution and/or reload of payroll cards that could reasonably be construed to compete with Cards or the

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Program (a “Solicitation Notice”), unless Bank is prohibited from providing such notice by a nondisclosure agreement entered into by and between Bank and such Program Affiliate prior to July 1, 2009.  Bank shall not enter into a nondisclosure agreement with an entity that is a Program Affiliate as of the Effective Date unless such nondisclosure agreement allows Bank to provide a Solicitation Notice to Program Manager in accordance with the immediately preceding sentence.

(d)           Program Manager will use its commercially reasonable efforts to promote Bank as a preferred issuing bank and sponsor for payroll card programs with respect to which Program Manager serves as program manager and processor.

(e)           On a monthly basis (or such other period as the Parties may agree), the Parties will meet in good faith by telephone or otherwise as mutually agreed (each, a “Prospect Meeting”) to discuss the origination, and the status of the engagement of, of Prospects and Program Manager Prospects.

ARTICLE III - DUTIES OF PROGRAM MANAGER

SECTION 3.1 — Marketing

(a)           Program Manager shall, in accordance with Bank’s policies and procedures as communicated to Program Manager by Bank, select the entities to participate in the Program as Program Affiliates.  Program Manager is hereby authorized to enter into agreements with each Program Affiliate which sets forth the terms by which such Program Affiliate shall be compensated for its services related to the Program.  The Parties acknowledge and agree that prior to any Program Affiliate offering the Cards for sale, or distributing the Cards, if in its sole discretion Bank approves of such Program Affiliate, which approval will not be unreasonably withheld or delayed.

(b)           Program Manager shall develop Programs and promote and market Cards and Programs to prospective Cardholders in accordance with the Bank’s instructions and the terms of this Agreement.  Program Manager acknowledges and agrees that Bank may require Program Manager to suspend the use of any Program marketing materials and the issuance of Cards in a Program as may be necessary to comply with Applicable Law or any change in a Regulatory Authority’s interpretation of Applicable Law; provided, however, that in such event, Bank and Program Manager will agree to an implementation process that enables Program Manager to utilize any existing inventories of such materials to the extent practicable and allowable under Applicable Law and System Rules.

SECTION 3.2 — Printing of Cards and Cardholder Agreements

(a)           The terms and conditions contained in the Cardholder Agreements, including any applicable fees charged with respect to all Cards issued hereunder, shall be determined by Bank, in consultation with Program Manager, and may be amended by Bank from time to time, in consultation with Program Manager, upon such notice to each Cardholder as required by Applicable Law.  Program Manager shall develop and submit to the Bank for final review and approval one or more proposed Card designs and proposed terms of the Cardholder Agreement for each Program.  From time to time, Program Manager may submit additional or alternative Card designs and Cardholder Agreements for each Program.

(b)           Bank shall be the contracting party under all Cardholder Agreements, and shall enter into a Cardholder Agreement with each Cardholder.  During the Term, the relationship with each Cardholder shall be owned by Bank.  All Cards, Cardholder Agreements or other Program materials, including, without limitation, all marketing materials, shall (i) identify the Bank as the issuing bank of the Cards, (ii) include any such names, Marks, and disclosures as may be required to conform to Graphic Standards and

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Applicable Law, and (iii) be subject to prior approval by Bank and System prior to use.  Bank shall review and approve or reject, with such approval not to be unreasonably withheld or delayed, those Cardholder Agreements and Program materials proposed by Program Manager, and obtain System approval where such approval is required under the System Rules to implement the use of such proposed Cardholder Agreements or Program materials, within a reasonable amount of time following receipt of the same from Program Manager.

(c)           Program Manager shall arrange and pay for production and delivery of the Cards, Card packaging, informational disclosures, marketing materials and Cardholder Agreements; provided, however, that Bank shall be responsible for any costs associated with any changes to the Cards, Card packaging, informational disclosures, marketing materials and Cardholder Agreements required by Bank, which are not required by Applicable Law or any change in a Regulatory Authority’s interpretation of Applicable Law.  In the event of any modification to the Cards, Card packaging, informational disclosures, marketing materials or Cardholder Agreements, Bank and Program Manager will agree to an implementation process that enables Program Manager to utilize any existing inventories of such materials to the extent practicable and allowable under Applicable Law and System Rules.

SECTION 3.3 — Processing Services

Program Manager, at its sole expense, shall provide for Processing Services. Any processor retained by Program Manager to provide Processing Services must be approved in advance by Bank, and must have executed a Processing Services agreement with Bank.  A list of pre-approved processors may be obtained from Bank, upon Program Manager’s request. All Processing Services related to the Programs shall be provided pursuant to that certain Processor Servicing Agreement, dated as of the date hereof, between Bank and Program Manager (“Processing Agreement”), or as otherwise mutually agreed by the Parties.  In the event of any conflict between this Agreement and the Processing Agreement, the terms of this Agreement shall control to the extent of such conflict.

SECTION 3.4 — Accounting

Program Manager shall be responsible for all accounting related to the Cards.  The Parties agree that all accounting calculations relating to this Agreement will be performed in accordance with generally accepted accounting principles in the United States.  The Parties further agree to work together in good faith to reconcile any accounting discrepancies.

ARTICLE IV - DUTIES OF BANK

SECTION 4.1 — Memberships in System

Bank, as a principal member of System, shall support the sponsorship and registration of Program Manager as a marketing agent or service provider of Bank with each System, as applicable. However, the Parties hereto acknowledge and agree that Program Manager assumes all risk that the Program Manager or any Program may not be approved by any System.  Bank will promptly provide to Program Manager copies of all correspondence and forms relating to any Program which are submitted to or received from any System.   Bank acknowledges and agrees that Program Manager is entitled to enter into arrangements with the Systems pursuant to which the Systems agree to provide Program Manager with incentives to market and promote System-branded Cards and that Bank has no right to any portion of such incentives.

SECTION 4.2 — Assessment, Development and Approval of Programs

(a)           Bank shall work closely with Program Manager to develop Programs that meet Bank’s strategic objectives and customer goals.  Any Programs proposed by Program Manager shall be reviewed

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and assessed by Bank, and shall be promptly approved or declined in Bank’s sole discretion. Bank shall work diligently with Program Manager to implement any approved Programs.

(b)           Subject to Applicable Law, including applicable Regulatory Authority restrictions, and the sole discretion of Bank, Bank will use commercially reasonable efforts to support such products and features proposed by Program Manager and approved by Bank with respect to any Program, including, without limitation, convenience check functionality.

SECTION 4.3 — Issuer of Cards and Approval of Cardholders

Bank shall sponsor one or more BINs for the Cards and will maintain one or more Programs whereby it is the issuer of all Cards marketed and distributed by Program Manager pursuant to this Agreement and in accordance with Applicable Law.   In addition, with respect to Programs that establish an ongoing relationship with the Cardholder, Bank shall review customer information regarding each such Cardholder, and shall be responsible for ensuring that each such Cardholder meets Bank’s Customer Identification Program as required by Applicable Law.  Bank will also regularly screen all Cardholders through Bank’s screening system implemented to comply with Applicable Law, including, without limitation, any and all regulations enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”).

SECTION 4.4 — Remittance and Handling of Cardholder Funds; Settlement

(a)           All Cardholder Funds shall be held in a pooled custodial account in which Bank shall hold all Cardholder Funds in a fiduciary or custodial manner for the benefit of Cardholders, in accordance with Applicable Law (the “Cardholder Account”).

(b)           Company and Bank acknowledge and agree that (i) all Cardholder Funds shall be held in trust for the benefit of the Cardholders, (ii) neither Bank nor Company have an equitable interest in the Cardholder Funds, and (iii) the Cardholder Funds will not be used for any other purpose.  Bank shall transfer Cardholder Funds from the Cardholder Account to Settlement Accounts in an amount adequate to facilitate Settlement with the System on a daily basis or as otherwise determined by Bank.  The Parties acknowledge and agree that Bank shall be responsible for compliance with state unclaimed property laws as they relate to the Cards and Cardholder Funds.

(c)           With respect to all Reloadable Cards, Bank shall structure the Cardholder Account in a manner sufficient to allow for pass-through federal deposit insurance coverage under Federal Deposit Insurance Corporation regulations.  Program Manager shall be responsible for maintaining accurate books and records of Cardholders and Cardholder Funds that are sufficient under Applicable Law, including, without limitation, 12 CFR § 330.5, to permit the Cardholder Funds associated with Reloadable Cards to qualify for pass-through federal deposit insurance coverage.

(d)           Bank shall provide for and facilitate Settlement of Card Transactions for all Cards issued by Bank.  To facilitate such Settlement, Bank has established or will establish one or more Settlement Account(s) owned by Bank.  To reflect such Settlement, Bank shall update its account records with respect to the Cardholder Account on each Business Day to reflect all such Settlement activity pursuant to information provided by Program Manager.  If necessary, Bank shall enter into an inter-bank settlement agreement with one or more financial institutions issuing stored value cards pursuant to any card program managed by Program Manager to facilitate settlement of transactions effected by Bank’s Cardholders and those of such financial institution(s).

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SECTION 4.5 — Customer Service Standards

Bank shall develop, or cause Program Manager to develop with Bank’s approval, customer service standards for servicing that are designed to promote customer satisfaction and to promote the preservation and growth of the customer base.  Bank may require additional customer service standards; if the Bank receives any guidance, complaints or comments from any Regulatory Authority or System or is required to do so by Applicable Law, Bank, in its sole discretion, shall cause the Program Manager to alter or amend such customer service standards as necessary.

SECTION 4.6 — Bank Support

Within ten (10) Business Days after the Effective Date, the Bank will designate one of its employees as the “Card Program Account Manager.”  The Card Program Account Manager will serve as the single point of contact for Bank with respect to the Program(s) and will have day-to-day authority for undertaking to ensure Bank fulfills its obligations hereunder in a timely manner.  The Card Program Account Manager will be responsible for ensuring that all proposed Programs and Program changes are promptly reviewed and approved, or, if not approved, declined with notice detailing the reasons why.

SECTION 4.7 — Transition of U.S. Bank Programs; Skylight ABA Number

(a)           Bank agrees to use commercially reasonable efforts to effect a smooth and orderly transition of the U.S. Bank Programs to Bank by July 1, 2010.

(b)           With respect to the transition of the U.S. Bank Programs to Bank, Bank’s obligations under Section 4.7(a) will include, except where prohibited by Applicable Law: (i) accepting the transfer to Bank of all cardholder funds on deposit at U.S. Bank with respect to the U.S. Bank Programs, (ii) assuming all of U.S. Bank’s rights, duties and obligations with respect to all U.S. Bank Program prepaid cards, cardholder agreements and cardholder data, effective as of the transfer date, provided, however, for the sake of clarity, that the obligations and liabilities assumed by Bank shall not include any of U.S. Bank’s obligations and liabilities that arose prior to the transfer date, (iii) making any and all regulatory filings necessary to effect the transition of the U.S. Bank Programs to Bank, (iv) making all filings and taking all other actions necessary to effect the transfer by U.S. Bank of the related BINs and an ABA routing and transit number to Bank (the “Skylight ABA Number”), (v) executing and delivering, if necessary or appropriate, an account transfer agreement containing terms and conditions generally consistent with banking industry practice for the transfer of accounts between institutions, and (vi) executing such other documents as may reasonably be necessary or appropriate for Bank to effect the transition of the U.S. Bank Programs to Bank.

(c)           Bank will maintain the Skylight ABA Number at all times during the Term exclusively for the Program and any prepaid card program with respect to which NetSpend serves as program manager and processor.   Bank will provide Fedline terminal access to Program Manager and NetSpend that will allow Program Manager and NetSpend to process Automated Clearing House transactions (“ACH Transactions”) using the Skylight ABA Number, and the Parties acknowledge and agree that such ACH Transactions will not be subject to, and will not constitute “Transactions” for purposes of, the NetSpend ODFI Agreement or any agreement Program Manager enters into with Bank for the processing of ACH Transactions.

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF PROGRAM MANAGER

SECTION 5.1 — Program Manager Representations and Warranties

Program Manager represents and warrants to Bank as follows:

(a)           Program Manager is a corporation duly incorporated, validly existing and in good

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standing under the laws of Delaware and is authorized to conduct business as defined within the Agreement in each state in which the nature of Program Manager’s activities hereunder makes such authorization necessary.

(b)           Program Manager has the full power and authority to execute and deliver this Agreement, to perform all its obligations under this Agreement and other agreements which must be executed to effect the services contemplated herein.  The provisions of this Agreement and the performance by Program Manager of its obligations under this Agreement are not in conflict with the Program Manager’s certificate of incorporation, bylaws or any other organizational document, agreement, contract, lease or obligation to which Program Manager is a party or by which it is bound.

(c)           Except as otherwise disclosed, neither Program Manager nor any principal of Program Manager has been subject to the following:

(i)            Criminal conviction (except minor traffic offenses and other petty offenses);

(ii)           Any unpaid Federal or state tax lien;

(iii)          Administrative or enforcement proceedings commenced by the Securities and Exchange Commission, any state securities regulatory authority, Federal Trade commission, federal or state bank regulator, or any other state or federal regulatory agency; or

(iv)          Restraining order, decree, injunction, or judgment in any proceeding or lawsuit, alleging fraud or deceptive practice on the part of Program Manager or any principal thereof.

For purposes of this subparagraph, the word “principal” shall include (x) any person directly or indirectly owning ten percent (10%) or more of Program Manager, (y) any officer or director of the Program Manager, or (z) any person actively participating in the control of Program Manager’s business.

(d)           There is not pending, or to Program Manager’s actual knowledge threatened, against Program Manager any litigation or proceeding, judicial, tax or administrative, the outcome of which could reasonably be expected to have a Material Adverse Effect with respect to the continuing operations of Program Manager.

(e)           Program Manager has, on or prior to the Effective Date, delivered to Bank complete and correct copies of its most recent balance sheets and related statements of income and cash flow.  Program Manager’s financial statements, subject to any limitation stated therein, which have been or which hereafter will be furnished to Bank will fairly represent the financial condition of the Program Manager as of the date of such financial statements.

SECTION 5.2 — Bank Representations and Warranties

Bank hereby warrants and represents to Program Manager as follows:

(a)           Bank is a federally-insured financial institution validly existing, in good standing and authorized to perform all activities contemplated by this Agreement.

(b)           Bank has the full power and authority to execute and deliver this Agreement and to perform all its obligations under this Agreement.  The provisions of this Agreement and the performance by Bank of its obligations under this Agreement are not in conflict with the Banks charter, bylaws or any other organizational document, agreement, contract, lease or obligation to which Bank is a party or by

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which it is bound.

(c)           Except as otherwise disclosed, neither Bank nor any principal of Bank has been subject to the following:

(i)            Criminal conviction (except minor traffic offenses and other petty offenses);

(ii)           Any unpaid Federal or state tax lien;

(iii)          Administrative or enforcement proceedings commenced by the Securities and Exchange Commission, any state securities regulatory authority, Federal Trade commission, federal or state bank regulator, or any other state or federal regulatory agency; or

(iv)          Restraining order, decree, injunction, or judgment in any proceeding or lawsuit, alleging fraud or deceptive practice on the part of Program Manager or any principal thereof.

For purposes of this subparagraph, the word “principal” shall include (x) any person directly or indirectly owning ten percent (10%) or more of Bank, (y) any officer or director of the Bank, or (z) any person actively participating in the control of Bank’s business.

(d)           There is not pending or threatened against Bank, any litigation or proceeding, judicial, tax or administrative, the outcome of which might materially adversely affect the continuing operations of Bank.

(e)           Bank’s deposits are insured by the Federal Deposit Insurance Corporation to the full extent permitted by Applicable Law, and no proceeding has been instituted to revoke such insurance.

ARTICLE VI — COVENANTS

SECTION 6.1 — Covenants of Program Manager

Program Manager covenants and agrees with Bank as follows:

(a)           Program Manager will, not less than once each calendar year, provide Bank with a copy of Program Manager’s updated balance sheet and related statements of income and cash flow.

(b)           Program Manager shall catalog and maintain copies of all written consumer complaints and responses relating to the Card or its use which are received by Program Manager.  Bank (i) shall have access to such complaints and responses during Program Manager’s normal operating hours, and (ii) may audit a reasonable number of such complaints.  Program Manager acknowledges that Bank will institute a system for tracking and resolving consumer complaints involving Cards and Programs hereunder in a timely manner and will provide an annual report regarding consumer complaints and their resolution to the Bank’s board of directors.

(c)           All material written consumer complaints received by Program Manager relating to the Card or its use will be reported to Bank as soon as reasonably practicable.  Any litigation or court proceedings filed against Program Manager, relating to the Card or its use, will be immediately reported to Bank.  Such report shall include a copy of the court papers or proceedings, together with a summary of the Program Manager’s position with respect to the matter, the name and address of Program Manager’s counsel handling the matter, and the estimated likelihood of settlement of such matter.

(d)           Program Manager shall obtain Bank’s written approval prior to engaging in any oral or written correspondence related to any Program with any Regulatory Authority having jurisdiction over

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Bank.

(e)           Program Manager shall remain in good standing with (i) each Regulatory Authority with jurisdiction over it, and (ii) each System or other electronic payment network with which it may be registered from time to time as a marketing representative, agent or service provider.

(f)            Program Manager shall provide notice to Bank within a reasonable amount of time following the occurrence of a Material Adverse Change with respect to Program Manager.

SECTION 6.2 — Covenants of Bank

Bank covenants and agrees with Program Manager as follows:

(a)           Any litigation or court proceedings filed against Bank, relating to the Card or its use, will be immediately reported to Program Manager.  Such report shall include a copy of the court papers or proceedings, together with a summary of the Bank’s position with respect to the matter, the name and address of Bank’s counsel handling the matter, and the estimated likelihood of settlement of such matter.

(b)           Bank shall promptly notify Program Manager after Bank engages in any written correspondence related to any Program with any Regulatory Authority having jurisdiction over Program Manager, and shall provide Program Manager with copies of any such written correspondence unless such disclosure is prohibited by Applicable Law.

(c)           Bank shall remain (i) a federally-chartered, federally-insured financial institution, and (ii) in good standing with (A) each Regulatory Authority with jurisdiction over it, and (B) each System or other electronic payment network which it may be a member of or registered with from time to time.

(d)           Bank shall ensure that its deposits remain insured by the Federal Deposit Insurance Corporation in accordance with Applicable Law.

(e)           Bank shall (i) maintain sufficient capital to support its deposits and assets, (ii) remain a well-capitalized institution, as defined under the prompt corrective actions provisions of the Federal Deposit Insurance Act, 12 U.S.C. § 1831o and 12 C.F.R. Part 565 as enacted as of the Effective Date (a “Well-Capitalized Institution”), provided, however, that the failure of Bank to remain a Well-Capitalized Institution shall not constitute a breach of this Section 6.2(e)(ii) unless such failure could reasonably be expected to have a material adverse impact on the Program or Bank’s ability to perform its obligations hereunder, and (iii) provide notice to Program Manager within a reasonable amount of time following the occurrence of a Material Adverse Change with respect to Bank.

ARTICLE VII - COMPLIANCE

SECTION 7.1 — Bank Products

(a)            For the avoidance of doubt, Bank and Program Manager hereby acknowledge and agree that (i) the Cards are products of Bank, a federally-chartered financial institution, (ii) Program Manager is Bank’s authorized delegate and program manager, to which Bank has delegated specific responsibilities relating to the management of the Program(s), including the marketing and sale of the Cards, (iii) that Bank has established the Program(s), and the Program(s) will be subject to Bank’s continued oversight and control, and (iv) Program Manager shall submit to Bank’s oversight and control in connection with all aspects of the Program(s) to the extent not otherwise expressly provided herein or agreed to by the Parties, including but not limited to Program Manager’s performance of services hereunder.  Bank shall review reports and financials from the Program(s), and shall meet regularly with Program Manager, on at least an annual basis, to discuss the results of the Program(s) (including any problems, losses or

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complaints, and any changes or modifications that may be necessary to ensure the viability of the Program(s).

(b)           Program Manager acknowledges that Bank has provided the Program Manager with information and training designed to insure that Program Manager will be adequately educated about the Bank’s products and services offered hereunder, including the distinctions between insured and non-insured products, and relevant law that may apply to the marketing, solicitation, and customer service activities instituted on behalf of Bank hereunder.  Program Manager further acknowledges that Bank will review and update the training material on an annual basis and will take reasonable steps to ensure that Program Manager receives training as needed.  Program Manager’s training records will be made available for review by Bank’s Regulatory Authority.

(c)            Program Manager acknowledges that Bank must adopt a compliance program to ensure adequate monitoring, supervision, and control over the Program Manager and the activities that the Program Manager performs on behalf of the Bank.  Such oversight includes ensuring Program Manager’s anti-money laundering compliance programs are detailed, thorough, and implemented accurately and fully.

SECTION 7.2 — Legal Compliance

(a)           Each Party agrees that it will comply with the System Rules and Applicable Law in the performance of its obligations hereunder.

(b)           Without limiting subsection (a) above, the Parties acknowledge and agree that (i) Bank may delegate all or a portion of its anti-money laundering compliance obligations under Applicable Law, including, without limitation, the Bank Secrecy Act, to Program Manager, and (ii) Program Manager shall develop, implement and maintain an anti-money laundering compliance program, approved in writing by Bank, which addresses such delegated obligations.

(c)           Program Manager acknowledges the statutory authority of Bank’s federal regulator to regulate and examine and take an enforcement action against the Program Manager with respect to the activities performed by Program Manager as agent or representative of the Bank.  Program Manager further acknowledges that such Regulatory Authority (i) retains the rights to (A) require that Bank obtain the Regulatory Authority’s approval (or non-objection) before entering into a contractual arrangement with Program Manager and (B) approve specific contractual language, and (ii) may institute any other requirements or conditions relating to this Agreement that the Regulatory Authority deems appropriate.

SECTION 7.3 — Audits and Regulatory Examinations

(a)           Program Manager agrees to: (i) submit to any audit or examination of Program Manager’s facilities, records, and personnel regarding the Program which may be required by any auditing function of Bank or any Regulatory Authority or System with audit and examination authority over Bank, to the fullest extent required by such Regulatory Authority or System; (ii) promptly provide to Bank any information that may be required by any auditor, Regulatory Authority or System in connection with their audit or review of Bank or the Program(s) and reasonably cooperate with such auditor, Regulatory Authority or System in connection with such any audit or review; and (iii) promptly provide such other information as Bank, System or any Regulatory Authority may from time to time reasonably request with respect to the financial condition of Program Manager.  Bank may, upon ten (10) Business Days prior written notice, require an annual operational audit of Program Manager’s operations to be performed during normal business hours by Bank or a third party designated by Bank.

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Bank shall be responsible for all costs and expenses associated any inspection, audit or examination conducted pursuant to this subsection (a).  In the event that any audit or examination under this Section 7.3(a) is initiated or required by any Regulatory Authority or System, Bank and Program Manager will each be responsible for 50% of all third-party costs and expenses associated with any such audit or examination.  In the event that any audit or examination under this Section 7.3(a) is initiated by Bank and is not required by any Regulatory Authority or System, Bank will be responsible for all costs and expenses associated with any such audit or examination; provided, however, that if such audit or examination is being conducted as a result of a Material Adverse Change with respect to Program Manager, Program Manager will be responsible for all costs and expenses associated any such audit or examination.

(b)           Bank agrees to (i) promptly provide Program Manager any information that may be required by any auditor, Regulatory Authority or System in connection with any inquiry directed to Program Manager, or their audit or review of Program Manager and reasonably cooperate with such auditor, Regulatory Authority or System in connection with such any inquiry, audit or review; and (ii) promptly provide such other information as Program Manager may from time to time reasonably request relating to the Bank or the Program(s).  With respect to clause (i) of the foregoing, Bank and Program Manager will each be responsible for 50% of all third-party costs and expenses associated therewith.  With respect to clause (ii), Program Manager will be responsible for all costs and expenses associated therewith; provided, however, that if request is made by Program Manager a result of a Material Adverse Change with respect to Bank, Bank will be responsible for all costs and expenses associated any such audit or examination.

SECTION 7.4 — Access to Program Documents and Information

(a)            Bank shall at all times have reasonable access to and have the right to make abstracts from all information and documents it reasonably requires with respect to the Program which may be in the control and possession of Program Manager, including, but not limited to, information and documents concerning Program revenues or transactions and agreements affecting the management and administration of the Program(s), and any other books, accounts, data, reports, papers, and computer records directly pertaining to the subject matter of this Agreement.

(b)           Program Manager will also provide to the Bank any other information requested by Bank in accordance with industry or national banking standards as may be required, from time to time by the System or Regulatory Authorities, to ensure that safe and sound business practices are being followed concerning processing, Settlement and income to the Bank.

ARTICLE VIII - COMPENSATION AND EXPENSES

SECTION 8.1 — Expenses of Bank

Bank shall be solely responsible for the following expenses:

(a)           Membership fees related to Bank’s own membership in the System.

(b)           All fees, fines and penalties assessed by any Regulatory Authority or System due to Bank’s actions, inactions or omissions, except to the extent of any indemnification of Bank by Program Manager as provided in Section 14.1.

(c)           Bank’s own costs and overhead generated from its review, assessment and development of the Program(s), and from its supervision and oversight of Program Manager and the results of the

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Program(s).

(d)           Compensation of Program Manager for its services as set forth in Section 8.3.

(e)           Bank’s own internal costs and expenses incurred in connection with maintaining the Cardholder Accounts and, except as may be otherwise agreed herein, its own internal monitoring of the Program(s).

(f)            Such other services and expenses that Bank may deem necessary or appropriate for the Program(s) and which are not the obligation of Program Manager hereunder.

SECTION 8.2 — Expenses of Program Manager

Program Manager shall be solely responsible for the following:

(a)           Advertising and other expenses associated with the marketing of Cards to potential Cardholders.

(b)           All fees, fines and penalties assessed by any Regulatory Authority or System (other than Bank) due to Program Manager’s actions, inactions, or omissions. except to the extent of any indemnification of Program Manager by Bank as provided in Section 14.1.

(c)           All System fees including ATM interchange due, ISO registration fees, program BINs/IINs fees, and transaction fees, assessed to the Bank daily shall be paid on a daily pass through basis.

(d)           All System fees assessed to the Bank monthly (the “Monthly System Fees”), subject to Bank’s provision to Program Manager with the Monthly Statement of a detailed invoice setting forth such amounts and explaining each such fee or charge.

(e)           All expenses associated with and losses resulting from over limit processing, Cardholder fraud, value load processing, value load fraud and under floor limit processing shall be paid on a daily basis.

(f)            Any fees charged by a System in relation to Program Manager’s registration, as applicable, as a marketing agent or service provider of Bank.

(g)           All expenses associated with establishing and maintaining any accounts with, or receiving services from, any financial institution providing Settlement and all expenses in providing Bank with account balances.

(h)           All reasonable expenses incurred in connection with Bank’s completion of a due diligence review of any third party proposed by Program Manager to perform any of Program Manager’s obligations hereunder, which shall not exceed Five Thousand Dollars ($5,000) for any specific matter without the prior written approval of Program Manager.

(i)            All expenses associated with Program Manager’s retention, oversight and supervision of a processor providing Processing Services.

SECTION 8.3 — Compensation Payable to Program Manager

Program Manager shall be entitled to the compensation as defined in Schedule A.

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ARTICLE IX - LIMITATION OF LIABILITY

SECTION 9.1 — Limitation of Liability

NEITHER PARTY, NOR THEIR RESPECTIVE SUBSIDIARIES, PARENTS OR AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT OR ITS SUBSIDIARIES, PARENT OR AFFILIATES, WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE, FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING LOST PROFITS (EVEN IF SUCH DAMAGES ARE FORESEEABLE, AND WHETHER OR NOT ANY PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM OR RELATING TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE WRONGFUL DEATH OR INJURY OF ANY PERSON.  NOTWITHSTANDING THE FOREGOING, THE LIMITATIONS CONTAINED IN THIS SECTION 9.1 SHALL NOT APPLY TO ANY CLAIM THAT (A) IS SUBJECT TO INDEMNIFICATION UNDER SECTION 14.1, (B) ARISES OUT OF A BREACH OF CONFIDENTIALITY UNDER ARTICLE XI OR A BREACH OF INFORMATION SECURITY UNDER ARTICLE XII, OR (C) WITH RESPECT TO ANY PARTY, ARISES OUT OF SUCH PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD.

SECTION 9.2 — Disclaimer of Warranties

ALL SERVICES PROVIDED BY THE PARTIES HEREUNDER ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS, AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, NEITHER PARTY, NOR THEIR RESPECTIVE AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, RELATING TO OR ARISING OUT OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

ARTICLE X - TERM AND TERMINATION

SECTION 10.1 — Term

The term of this Agreement shall commence on February 1, 2010 (the “Effective Date”) and continue for five (5) years (the “Initial Term”) unless terminated earlier as provided below.  After the Initial Term, the Agreement shall automatically extend for additional periods of one year each (each, a “Renewal Term”)(the Initial Term, collectively with any Renewal Terms, the “Term”) unless either party terminates this Agreement for any reason by providing written notice to the other at least one hundred twenty (120) days prior to the commencement of the next Renewal Term.

SECTION 10.2 — Termination of Agreement

(a)           Either Bank or Program Manager shall have the right to terminate this Agreement upon occurrence of one or more of the following events:

(i)            Failure by the other Party to observe or perform, in any material respect, that Party’s obligations to the other Party hereunder, so long as such failure is not due to the actions or failure to act of the terminating Party, but only if the failure continues for a period of (A) thirty (30) days after the non-performing Party receives written notice from the other Party specifying the failure in the case of a failure not involving the payment of money, or (B) ten (10) days after the non-performing Party receives written notice from the other Party specifying the failure in the

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case of a failure to pay any amount then due hereunder; provided, however, that either Party, in its sole discretion, may terminate this Agreement without such a cure period if there is a repeated failure by the other Party to perform that Party’s obligations hereunder in a manner that, in the aggregate, has a material adverse impact on the terminating Party or the Program, so long as the failure is not due to the actions or failure of the terminating Party.

(ii)           In the event any financial statement, representation, warranty, statement or certificate furnished to it by the other Party in connection with or arising out of this Agreement is materially adverse to the terminating party and is untrue, misleading or omits material information, as of the date made or delivered.

(iii)          The other Party (A) voluntarily or involuntary (and such involuntary petition or proceeding is not dismissed within sixty (60) days) commences (or is the subject of, as the case may be) any proceeding or filing any petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, liquidation or similar law, (B) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator or similar official for such party or for a substantial part of its property or assets, (C) makes a general assignment for the benefit of creditors, (D) commences the winding up or liquidation of its business or affairs, or (E) takes corporate action for the purpose of effecting any of the foregoing.

(iv)          Upon any change to or enactment of or change in interpretation or enforcement of any law or regulation which would have a material adverse effect upon such Party’s ability to perform its obligations or such Party’s costs/revenues with respect to the Program(s), provided that the Parties cannot find a legally workable solution to the change in law or regulation within a reasonable amount of time.

(v)            Violation of any federal or state law relating to the performance of this Agreement rendering any of the Parties unable to substantially perform this Agreement, provided that the Parties cannot find a legally workable solution to avoid violating the law or regulation within a reasonable amount of time.

(vi)           Upon direction from any Regulatory Authority or System to cease or materially limit performance of the rights or obligations under this Agreement.

(vii)          In the event that any Regulatory Authority requires the alteration of specific language contained in this Agreement, or imposes other requirements or conditions relating to this Agreement, which would have a material adverse effect upon such Party’s ability to perform its obligations or such Party’s costs/revenues with respect to the Program(s), provided that the Parties cannot find a legally workable solution to alteration or imposition within a reasonable amount of time.

(b)           Program Manager may immediately terminate this Agreement in the event that Bank fails to achieve the ratios set forth on Schedule B hereto as of the end of two (2) consecutive calendar quarters.

(c)           Program Manager may immediately terminate this Agreement in the event that Bank or MFG undergoes a Change of Control, if such Change of Control has a material adverse impact on the Bank’s or MFG’s ability to fulfill the obligations set forth in this Agreement.  Notwithstanding the foregoing, if Bank or MFG undergoes a Change of Control whereby Control is assumed by a direct competitor of Program Manager, Program Manager may immediately terminate this Agreement.

(d)           ***

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SECTION 10.3 — Termination and Transition Assistance

(a)           With respect to each Program terminated as a result of the expiration or termination of this Agreement, Program Manager may elect to either transition such Program in accordance with Applicable Law to an alternative card issuer pursuant to Section 10.3(b) or wind down such Program in accordance with Applicable Law pursuant to Section 10.3(c).  Each Party acknowledges that the two goals of the Transition Period are to benefit the Cardholders by minimizing any possible burdens or confusion and to protect and enhance the names and reputations of the Parties, each of whom have invested their names and reputations in the Program(s) and Cards issued hereunder.  Unless otherwise required by Applicable Law or any Regulatory Authority, upon the expiration or termination of this Agreement for any reason, the Parties agree to cooperate in good faith to wind down or transition all affected Programs in a commercially reasonable way as soon as reasonably possible to provide for a smooth and orderly transition or wind-down.  Such cooperation will include continued acceptance of Cards presented for payment until such Cards expire or are cancelled as set forth below, and continued provision of customer service to all outstanding Cardholders in accordance with the terms of this Agreement up until the Cards expire, are terminated, or transitioned to another bank or financial institution.

(b)           With respect to Programs that Program Manager elects to transition to another card issuer pursuant to Section 10.3(a), Bank’s obligations pursuant to Section 10.3(a) will include, without limitation:  (A) transferring all Cardholder Funds on deposit at Bank to another federally-insured financial institution designated by Program Manager, which institution shall assume responsibility for all obligations and liabilities which arise after transfer of the Program to a successor bank (such institution, a “Successor Bank”) including those with respect to payment of the Cardholder Funds to Cardholders and Settlement of Transactions with the appropriate System(s), (B) assigning all of Bank’s rights, duties and obligations with respect to all Cards, Cardholder Agreements, Cardholder Data, and the Bank’s relationship with each Cardholder to such Successor Bank, (C) making any and all regulatory filings necessary to effect the transition of its undertakings in connection with this Agreement to such Successor Bank, (D) making all filings and taking all other actions necessary to transfer the related BINs and the Skylight ABA Number to such Successor Bank, (E) executing and delivering, if necessary or appropriate, an account transfer agreement containing terms and conditions generally consistent with banking industry practice for the transfer of accounts between institutions, and (F) executing other documents as may reasonably be necessary for Bank to perform its obligations under this Section 10.3.  Bank shall provide such services without charge, provided that Program Manager reimburses Bank for any expenses reasonably incurred by Bank in the performance of its obligations under this Section 10.3(b).  During the Transition Period, the Parties shall continue to be bound by and comply with the terms of this Agreement and perform all of their obligations hereunder until such date as Program Manager notifies Bank that the transition of the Program(s) to the Successor Bank is complete.

(c)           In the event of an expiration or termination of this Agreement, the Parties agree to use the following process or such other similar processes that are mutually agreed by Bank and Program Manager at such time:

(i)            As soon as reasonably possible after expiration of this Agreement or receipt or delivery of a termination notice, Program Manager, or Bank, as applicable, will provide to the other Party in writing a proposed transition plan, detailing (A) for each Program, whether the Program is to be wound down or transferred to a Successor Bank; and (B) a proposed timeline, which shall designate a schedule of dates as of which each Program will be wound down or transferred from Bank to a Successor Bank (each, a “Switchover Date”).  Bank and Program Manager shall meet promptly thereafter to finalize a mutually agreed transition plan and Switchover Date.  Bank shall use commercially reasonable efforts to obtain all approvals from any System or Regulatory Authority which may be necessary to in order for the length of the

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Transition Period to be sufficient to permit Program Manager to sell all remaining unsold Cards which contain Bank’s Marks.

(ii)           As soon as possible, but no later than ten (10) Business Days, after the Switchover Date, each of Bank and Program Manager shall submit to the other an invoice for any costs, expenses or other amounts due and owing by the other as of the Switchover Date, which amounts shall be netted and the Party owing the greater amount shall pay the net amount to the other Party within thirty (30) calendar days thereafter.

(iii)          If Program Manager elects not to transition an affected Program to a Successor Bank pursuant to Section 10.3(a), Bank and Program Manager shall continue to be bound by and comply with the terms of this Agreement and perform all of their obligations hereunder during the Transition Period until such time as all Cards expire or are canceled pursuant to and consistent with the Cardholder Agreements, or such earlier date, as permitted by Applicable Law, and as mutually agreed by Bank and Program Manager; provided that the Parties agree that such Cards will be treated in accordance with the following principles:

(A)          With respect to Reloadable Cards, the affected Cardholders will be given at least sixty (60) calendar days notice of termination; and

(B)           With respect to Nonreloadable Cards, the Cards will be permitted to “wind down” until all of such Nonreloadable Cards have expired in accordance with their terms or the balance related to such Cards has been depleted, whichever occurs first.

During the Transition Period, Program Manager agrees to continue to provide customer service to the affected Cardholders in accordance with the terms of this Agreement.  In the event that Program Manager elects not to transition an affected Program to a Successor Bank pursuant to Section 10.3(a) or Program Manager fails to continue to provide customer service to the affected Cardholders during the Transition Period in accordance with the terms of this Agreement, Program Manager shall, in its sole discretion, either (i) transfer to Bank control of the toll free telephone numbers and websites used by Program Manager with respect to such Program (the “Program Telephone Numbers and Websites”) or (ii) re-direct Cardholders using the Program Telephone Numbers and Websites to such toll-free telephone numbers and websites as designated by Bank.

(f)    In no event will any Party make any public statement or customer communication regarding the termination or wind-down of this Agreement, or any Cards or Programs without the express prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, each Party may communicate the termination or expiration of this Agreement to any third party with which it has contracted to provide services for the affected Cards and/or Programs (e.g., affected Systems) and Program Manager may communicate the termination or expiration of this Agreement to any third party with which it desires to negotiate to serve as the Successor Bank for the affected Program(s).

ARTICLE XI — CONFIDENTIALITY & DATA SECURITY

SECTION 11.1 — Confidential Information

The term “Confidential Information” shall mean this Agreement and any schedule, exhibit, attachment or amendment hereto; any information concerning any Program, the objectives of any Program and the financial results of the Program(s); any marketing plan for any Program and any marketing materials for any Program which are not publicly available; and all proprietary information,

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data, trade secrets, business information and other information of any kind whatsoever which a Party (“Discloser”) discloses, in writing, orally or visually, to another Party (“Recipient”) or to which Recipient obtains access in connection with the negotiation and performance of this Agreement. Cardholder Data shall not be Confidential Information, but rather shall be subject to the provisions of Article XII below.  Confidential Information shall not include information that: (i) is already rightfully known to the Recipient at the time it obtains Confidential Information from the Discloser; (ii) is or becomes generally available to the public other than as a result of disclosure in breach of this Agreement or any other confidentiality obligations; (iii) is lawfully received on a non-confidential basis from a third party authorized to disclose such information without restriction and without breach of this Agreement; (iv) is contained in, or is capable of being discovered through examination of publicly available records or products; or (v) is developed by Program Manager or Bank without the use of any proprietary, non-public information provided by the other Party.

SECTION 11.2 — Use and Disclosure of Confidential Information

(a)           Each Recipient shall use and disclose the Confidential Information of the Discloser only for the purpose of performing its obligations or enforcing its rights with respect to any Program or as otherwise expressly permitted by this Agreement, and shall not accumulate in any way, disclose or make use of such Confidential Information for any other purpose.  Each Recipient may disclose Confidential Information to the extent such Confidential Information is required to be disclosed by Applicable Law, including in the course of an examination by a Regulatory Authority; provided (i) that, except in connection with disclosure in the ordinary course of an examination by a Regulatory Authority, the Party subject to such Applicable Law shall notify the Discloser of any such use or requirement prior to disclosure of any Confidential Information obtained from the Discloser in order to afford the Discloser an opportunity to seek a protective order to prevent or limit disclosure of the Confidential Information to third parties and (ii) that the Party subject to such Applicable Law shall disclose Confidential Information of the Discloser only to the extent required by such Applicable Law.

(b)           Each Recipient shall (i) limit access to the Discloser’s Confidential Information to those employees, authorized agents, vendors, consultants, service providers and subcontractors who have a reasonable need to access such Confidential Information in connection with the Agreement and applicable Program(s); and (ii) ensure that any person with access to the Discloser’s Confidential Information is bound to maintain the confidentiality of Confidential Information and maintains the existence of this Agreement and the nature of their obligations hereunder strictly confidential.

(c)           Each Recipient agrees that any unauthorized use or disclosure of Confidential Information of the Discloser might cause immediate and irreparable harm to the Discloser for which money damages might not constitute an adequate remedy.  In that event, the Recipient agrees that injunctive relief may be warranted in addition to any other remedies the Discloser may have.  In addition, the Recipient agrees promptly to advise the Discloser by telephone and in writing via facsimile of any security breach that may have compromised any Confidential Information, of any unauthorized misappropriation, disclosure or use by any person of the Confidential Information of the Discloser which may come to its attention and to take all steps at its own expense reasonably requested by the Discloser to limit, stop or otherwise remedy such misappropriation, disclosure or use.

SECTION 11.3 — Return of Confidential Materials

Upon the termination or expiration of this Agreement and any applicable Transition Period, or at any time upon the reasonable request of a Discloser, the Recipient shall return (or destroy if so directed by the Discloser) all Confidential Information in the possession of the Recipient or in the possession of any representative, contractor or third party of the Recipient.  Notwithstanding the foregoing, a Recipient in possession of tangible property containing the Discloser’s Confidential Information may retain one archived copy of such material, subject to the terms of this Agreement, which may be used solely for regulatory purposes and may not be used for any other purpose.  Compliance with this Section 11.3 shall

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be certified in writing, including a statement that no copies of Confidential Information have been retained, except as necessary for regulatory purposes.

SECTION 11.4 — Non-Solicitation of Employees

Each Party agrees that during the term of this Agreement it will not seek out or induce any person (by offering employment or otherwise) who is an employee of the other Party to terminate their employment with the other Party.  For purposes of clarity, this non-solicitation provision does not apply to those employees responding to a general advertisement.

SECTION 11.5 — Media Releases

All media releases, public announcements and public disclosures by Bank or Program Manager, or their representatives, employees or agents, relating to this Agreement or the name or Marks of Bank or Program Manager, any Bank or Program Manager affiliate or supplier, including, without limitation, promotional or marketing material, but not including any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of the releasing Party, shall be coordinated with and approved by Program Manager or Bank, respectively, in writing prior to the release thereof.

ARTICLE XII — DATA SECURITY

SECTION 12.1 — General

The purpose of this Article XII is to ensure that this Agreement conforms to the applicable provisions of the Gramm-Leach-Bliley Act and the System Rules and otherwise set forth the Parties’ agreement with respect to the shared use and disclosure of Cardholder Data.  All sharing, use and disclosure of Cardholder Data under this Agreement shall be subject to the provisions of this Article XII.  Each Party will establish and maintain appropriate administrative, technical and physical safeguards designed to (i) protect the security, confidentiality and integrity of the Cardholder Data, (ii) ensure against any anticipated threats or hazards to its security and integrity, (iii) protect against unauthorized access to or use of such information or associated records which could result in substantial harm or inconvenience to any Cardholder or applicant; and (iv) ensure the proper disposal of Cardholder Data.  Such safeguards shall be established in accordance with Applicable Law, including, without limitation, Section 501 of GLBA and the Interagency Guidelines Establishing Standards for Safeguarding Customer Information adopted pursuant to Section 501 of GLBA.  Each Party shall use the same degree of care in protecting the Cardholder Data against unauthorized disclosure as it accords to its other confidential customer information, but in no event less than a reasonable standard of care.  In the event either Bank or Program Manager becomes aware of any unauthorized use, modification, destruction or disclosure of, or access to, Cardholder Data, such Party shall immediately notify the other Party and shall cooperate with such other Party, (x) to assess the nature and scope of such incident, (y) to contain and control such incident to prevent further unauthorized access to or use of Cardholder Data, and (z) to provide prompt notice to affected Cardholders.  The Party through which such unauthorized use, modification, destruction, disclosure or access occurred shall bear the cost and expenses of any notice or other action required due to unauthorized use, modification, destruction or disclosure of, or access to, Cardholder Data.

SECTION 12.2 — Ownership of Cardholder Data and Privacy Policy

As between the Parties, during the Term of this Agreement, the Cardholder Data shall be the property of and owned by Bank and shall be subject to Bank’s Privacy Policy.  Bank agrees that at all times its Privacy Policy shall permit (i) Bank to share Cardholder Data with Program Manager and each person or entity with which Program Manager contracts to perform services in connection with the applicable Program, and (ii) Program Manager to use such Cardholder Data to market other products and services to Cardholders.  Bank shall develop, and Program Manager shall provide Cardholders with, such

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notices, opt-ins, opt-outs and other disclosures to the extent necessary to permit, subject to Applicable Law, Bank to share such information with Program Manager and to permit Program Manager to use and disclose such information for marketing purposes in each of the jurisdictions where Cards are offered, subject to Applicable Law.  During normal business hours and upon ten (10) calendar days prior written notice, Bank has the right to inspect Program Manager’s records to ensure that Program Manager complies with the opt-out elections made by Cardholders.  Products or services provided to a Cardholder by Program Manager, and any information regarding such Cardholder obtained by Program Manager in connection therewith, which are outside the scope of this Agreement, will, following the termination or expiration of this Agreement, remain the property of Program Manager.

SECTION 12.3 — Use and Disclosure of Cardholder Data

(a)           Neither Party shall use, or permit to be used, the Cardholder Data, except as provided in this Article XII.    Bank agrees that, during and after the Term of this Agreement, it shall not use, nor permit any third party other than Program Manager or its designated Program Affiliate(s) to use, any Cardholder Data other than as necessary to perform Bank’s regulatory obligations hereunder or as required to comply with Applicable Law.

(b)           Each Party, and each Person with which either Party contracts to perform any portion of such Party’s obligations hereunder may receive, use and disclose the Cardholder Data with respect to the relevant Program(s) solely to the extent permitted by this Article XII and in compliance with Applicable Law and the Privacy Policy (i) for purposes of promoting the Cards and Programs, (ii) as otherwise necessary to carry out its obligations under this Agreement, and (iii) as otherwise permitted by the Privacy Policy and Applicable Law.   Neither Party shall, directly or indirectly, sell or otherwise transfer any right in or to the Cardholder Data other than as provided herein.

(c)           During the Term of this Agreement, the Cardholder Data shall be owned by Bank, but the manner in which such Cardholder Data may be used, shared and disclosed by the Parties and/or the customer during the Term shall be as set forth herein.

(d)           Each Party may disclose the Cardholder Data in compliance with Applicable Law and the Privacy Policy solely:

(i)            to any System or other entity to which disclosure is necessary in connection with the processing a Transaction;

(ii)           to its subcontractors in connection with a permitted use of such Cardholder Data under this Article XII, provided that each such subcontractor agrees in writing to maintain all such Cardholder Data as strictly confidential in perpetuity and not to use or disclose such information to any person other than Program Manager or Bank, except as required by Applicable Law or any Regulatory Authority (after giving Bank or Program Manager ,as applicable, prior notice and an opportunity to defend against such disclosure); provided, further, that each such subcontractor maintains, and agrees in writing to maintain, an information security program that is designed to protect Cardholder Data and information related to Transactions, and which complies with the requirements under Applicable Law;

(iii)          to its employees, consultants, attorneys and accountants with a need to know such Cardholder Data in connection with a permitted use of such Cardholder Data under this Article XII; provided that (A) any such person is bound by terms substantially similar to this Article XII as a condition of employment or of access to Cardholder Data or by professional

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obligations imposing comparable terms; and (B) such Party shall be responsible for the compliance by each such person with the terms of this Article XII

(iv)          to any Regulatory Authority with authority over Program Manager (A) in connection with an examination of either Party; or (B) pursuant to a specific requirement to provide such Cardholder Data by such Regulatory Authority or pursuant to compulsory legal process; provided that such Party seeks the full protection of confidential treatment for any disclosed Cardholder Data to the extent available under Applicable Law governing such disclosure, and with respect to clause (B), to the extent permitted by Applicable Law, such Party (1) provides at least ten (10) Business Days’ prior notice of such proposed disclosure to the other Party if reasonably possible under the circumstances, and (2) seeks to redact the Cardholder Data to the fullest extent possible under Applicable Law governing such disclosure;

(e)           Notwithstanding the foregoing, Program Manager shall be permitted to disclose the Cardholder Data in compliance with Applicable Law and the Privacy Policy to any third party for purposes of marketing other goods or services to the extent permissible under Applicable Law and the Privacy Policy.

SECTION 12.4 — Treatment of Cardholder Data Upon Expiration or Termination

With respect to the sharing, use and disclosure of Cardholder Data following the expiration or termination of this Agreement in its entirety:

(a)           the rights and obligations of the Parties under this Article XII with respect to affected Cardholder Data shall continue through any Transition Period; and

(b)           The manner in which Cardholder Data may be used, shared and disclosed by the Parties and/or the customer after the expiration or termination of this Agreement shall be as set forth herein.

SECTION 12.5 — Additional Products & Services

During the Term of this Agreement and with Bank’s approval, which shall not be unreasonably withheld or delayed, Program Manager shall be permitted to offer and market, consistent with Applicable Law and the Privacy Policy, additional products and services that are not included in an existing Program, including, without limitation, third party products and services, to all or a portion of existing Cardholders.

SECTION 12.6 — Data Security

Program Manager agrees to and represents to Bank that it (and/or any of its subcontractors) has implemented a security program including measures designed to meet the objectives of the Guidelines.  At all times during the Term, Program Manager shall be in compliance with all information and data security requirements promulgated by the System and applicable to card issuers (as set forth in the System Rules), the Payment Card Industry Data Security Standard and the Guidelines, as the same may be revised from time to time.  Program Manager shall provide Bank with copies of all reports on compliance, quarterly and annual status forms and other reports filed by Program Manager with any System in accordance with the System Rules.  During normal business hours and upon twenty (20) calendar days prior written notice, or such other time as required by Applicable Law or the Regulatory Authority, Bank has the right to inspect, no more than once during any consecutive twelve (12) month period unless required more frequently by Applicable Law or the Regulatory Authority, Program Manager’s security program, associated audit reports, summaries of test results or equivalent measure taken by Program Manager , and any third party engaged by Program Manager to perform any of Program Manager’s

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obligations hereunder, to ensure that its security measures meet the objectives of the Guidelines in accordance with the System Rules and this Agreement.

ARTICLE XIII - INSURANCE

SECTION 13.1 — Insurance

Each Party shall maintain, throughout the Term, appropriate comprehensive general liability (which shall include contractual liability), errors and omissions, bodily injury, property damage, and employee theft and dishonesty insurance policies, the limit of which shall be no less than a combined single limit of One Million Dollars ($1,000,000) per occurrence.

ARTICLE XIV - GENERAL PROVISIONS

SECTION 14.1 — Indemnification

(a)           Program Manager covenants and agrees to indemnify and hold harmless Bank, its parent, subsidiaries or affiliates, and their respective officers, directors, employees and permitted assigns, as such, against any and all liability, damages, costs, expenses, including reasonable legal fees and expenses, for any third party claim or demand, including, without limitation, any fees or penalties assessed by any System or Regulatory Authority (“Claim”), arising out of or related to: (i): Program Manager’s breach of a representation, warranty, covenant or obligation under this Agreement, (ii) the gross negligence, fraud or willful misconduct of Program Manager, (iii) any claim relating to obligations owed to or by Program Manager  or any third party retained by it. This provision shall not apply to the extent Bank is obligated to provide indemnity under sub paragraph (b) below.  In the event of any conflict between this Section 12.1 and any other provision of this Agreement, this Section 12.1 shall control.

(b)           Bank covenants and agrees to indemnify and hold harmless Program Manager, its parent, subsidiaries or affiliates, and their respective officers, directors, employees and permitted assigns, as such, against any Claim arising out of or related to: (i): Bank’s breach of a representation, warranty, covenant or obligation under this Agreement, (ii) the gross negligence, fraud or willful misconduct of Bank, (iii) any claim relating to obligations owed to or by Bank or any third party retained by it. This provision shall not apply to the extent Program Manager is obligated to provide indemnity under sub paragraph (a) above.

(c)           If any Claim is asserted against any party or parties (individually or collectively, the “Indemnified Party”) by any person who is not a Party to this Agreement in respect of which the Indemnified Party may be entitled to indemnification under the provisions of subsections (a), (b) or (c) above, written notice of such Claim shall promptly be given to any Party or Parties (individually or collectively, the “Indemnifying Party”) from whom indemnification may be sought.  The Indemnifying Party shall have the right, by notifying the Indemnified Party within ten (10) Business Days of its receipt of the notice of the Claim, to assume the entire control (subject to the right of the Indemnified Party to participate at the Indemnified Party’s expense and with counsel of the Indemnified Party’s choice) of the defense, compromise or settlement of the matter, including, at the Indemnifying Party’s expense, employment of counsel of the Indemnifying Party’s choice.  If the Indemnifying Party gives notice to any Indemnified Party that the Indemnifying Party will assume control of the defense, compromise or settlement of the matter the Indemnifying Party will be deemed to have waived all defenses to the claims for indemnification by the Indemnified Party with respect to that matter.  Any damage to the assets or business of the Indemnified Party caused by a failure of the Indemnifying Party to defend, compromise or settle a claim or demand in a reasonable and expeditious manner, after the Indemnifying Party has given notice that it will assume control of the defense, shall be included in the damages for which the Indemnifying Party shall be obligated to indemnify the Indemnified Party.  The Indemnifying Party shall not compromise or settle a Claim against the Indemnified Party without the Indemnified Party’s consent, which shall not be unreasonably withheld or delayed.

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SECTION 14.2 — Disclosure

(a)           Each Party shall promptly notify the other of any action, suit, proceeding, facts and circumstances, and the threat of reasonable prospect of same, which might give rise to any indemnification hereunder or which might materially and adversely affect either Party’s ability to perform this Agreement.

(b)           Each Party represents and warrants to the other that it has no knowledge of any pending or threatened suit, action, arbitration or other proceedings of a legal, administrative or regulatory nature, or any governmental investigation, against it or any of its affiliates or any officer, director, or employee which has not been previously disclosed in writing and which would materially and adversely affect its financial condition, or its ability to perform this Agreement.

SECTION 14.3 — Use of Marks

(a)            Bank’s Marks.  Bank hereby grants to Program Manager during the Term, and any wind-down or Transition Period, a non-exclusive, royalty-free, non-assignable license, in the United States, to use Bank’s Marks (and the copyrights that exist in such Marks, if any) as the Bank authorizes in connection with the Program(s), including on the Cards, on account statements, on Cardholder Agreements, and in other communications to Cardholders and prospective Cardholders.  Bank’s Marks shall be used only in the forms and format expressly approved by Bank, which approval shall not be unreasonably withheld, condition or delayed.  Except as provided herein, it is expressly agreed that neither Program Manager nor any Cardholder is acquiring any right, title or interest (other than the foregoing license rights) in Bank’s Marks, which shall remain the property and/or rights of Bank.  Program Manager agrees that it shall not challenge the title or any rights of Bank in and to Bank’s Marks.

(b)           Processor Marks.  Program Manager hereby grants to Bank during the Term, and any wind-down or Transition Period, a non-exclusive, non-assignable license, in the United States, to use Program Manager’s Marks (and the copyrights that exist in such Marks, if any) as Program Manager authorizes in connection with the Program(s), including on the Cards, on account statements, on Cardholder Agreements, and in other communications to Cardholders and prospective Cardholders.  Program Manager’s Marks shall be used only in the forms and format expressly approved by Program Manager, which approval shall not be unreasonably withheld, condition or delayed.  Except as provided herein, it is expressly agreed that neither Bank nor any Cardholder is acquiring any right, title or interest (other than the foregoing license rights) in Program Manager’s Marks, which shall remain the property and/or rights of Program Manager.  Bank agrees that it shall not challenge the title or any rights of Program Manager in and to Program Manager’s Marks.

SECTION 14.4 — Third Party Services

Program Manager shall obtain Bank’s prior written approval, which Bank may grant or deny in its reasonable discretion, before retaining any Program Affiliate, and will assist Bank in obtaining such due diligence materials from, or agreements with, any proposed Program Affiliate that Bank may deem reasonably necessary or that may otherwise be required by Applicable Law.  Bank’s approval of any proposed Program Affiliate shall not in any way relieve Program Manager of its duties and obligations under this Agreement, nor shall such approval constitute a representation or warranty by the Bank that the services to be performed or products to be furnished by such Program Affiliate will be performed as agreed or represented.

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SECTION 14.5 — Relationship of Parties

Bank and Program Manager agree they are independent contractors to each other in performing their respective obligations hereunder.  Nothing in this Agreement or in the working relationship being established and developed hereunder shall be deemed, nor shall it cause, Bank and Program Manager to be treated as partners, joint ventures, or otherwise as joint associates for profit.  Notwithstanding the foregoing, to extent required by Applicable Law, Bank’s appointment of Program Manager as Bank’s authorized representative will establish an agency relationship, limited strictly to the rights, duties and obligations as set forth herein.  Accordingly, Program Manager hereby agrees as follows:

(a)           Program Manager shall serve as Bank’s representative or agent for purposes of rendering the marketing, solicitation, sales and distribution services and other related services as set forth herein.

(b)           Program Manager acknowledges Bank’s right to monitor and review the activities Program Manager performs for Bank hereunder;

(c)           Program Manager acknowledges the statutory authority of Bank’s Regulatory Authority to regulate and examine and take an enforcement action against the Program Manager with respect to the activities performed by Program Manager as agent or representative of the Bank;

(d)           Program Manager acknowledges that Bank has provided the Program Manager with information and training designed to insure that Program Manager will be adequately educated about the Bank’s products and services offered hereunder, including the distinctions between insured and non-insured products, and relevant law that may apply to the marketing, solicitation, and customer service activities instituted on behalf of Bank hereunder;

(e)           Program Manager acknowledges that Bank will review and update the training material on an annual basis and will ensure that Program Manager receives training as needed; Program Manager’s training records will be made available for review by Bank’s Regulatory Authority;

(f)            Program Manager acknowledges that Bank must adopt a detailed compliance program to ensure adequate monitoring, supervision, and control over the Program Manager and the activities that the Program Manager performs on behalf of the Bank.  Such oversight includes ensuring Program Manager’s own anti-money laundering compliance programs are detailed, thorough, and implemented accurately and fully.

(g)           Program Manager acknowledges that Bank will undertake an annual review of the compliance program conducted under the auspices of the Bank’s compliance officer to determine if Program Manager is operating in compliance with the Bank’s established policies and procedures regarding the marketing, solicitation, customer service, or other activities related to the Bank’s authorized banking products or services;

(h)           Program Manager acknowledges that Bank will institute a system for tracking and resolving consumer complaints involving Cards and Programs hereunder in a timely manner and will provide an annual report regarding consumer complaints and their resolution to the Bank’s board of directors;

(i)            Program Manager acknowledges that a review and approval process will be undertaken by Bank for all Card and Program disclosures, advertising, and other promotional material;

(j)            Program Manager acknowledges that the Bank and Program Manager, in its capacity as the Bank’s authorized delegate and representative, are both subject to control and supervision by Bank’s Regulatory Authority.  This control and supervision includes, but is not limited to, the ability to require that Bank obtain it’s Regulatory Authority’s approval (or non-objection) before entering into a contractual arrangement with Program Manager and the right of Bank’s Regulatory Authority to approve specific contractual language;

(k)           Program Manager acknowledges that Bank’s Regulatory Authority may require both Bank and the Program Manager, in its capacity as the Bank’s authorized delegate and representative to submit periodic reports to Bank’s Regulatory Authority;

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(l)            Program Manager acknowledges that Bank’s Regulatory Authority may require the Bank to modify or terminate its relationship with the Program Manager at any time; and

(m)          Bank’s Regulatory Authority may institute any other requirements or conditions that it deems appropriate for that particular purpose.

SECTION 14.6 — Governing Law

The Parties acknowledge that Bank, as a federally charted savings bank, is regulated by the OTS, and is therefore subject to federal law, and entitled to preemption from state laws to the fullest extent permitted by law.  In any matters not so preempted (if any) this Agreement shall be governed by the internal laws, and not by the laws regarding conflicts of laws, of the State of South Dakota.  Each Party hereby submits to the jurisdiction of the courts of such state, and (subject to the Bank’s reservation of preemption rights above) waives any objection to venue with respect to actions brought in such courts.

SECTION 14.7 — Force Majeure

No Party shall be liable for any failure or delay on its part to perform, and shall be excused from performing any of its non-monetary obligations hereunder if such failure, delay or non-performance results in whole or in part from any cause beyond the absolute control of the Party, including without limitation, any act of God, act of war, riot, actions of terrorists, earthquake, fire, explosion, natural disaster, flooding, embargo, sabotage, government law, ordinance, rule, regulation, order or actions.  Any Party desiring to rely upon any of the foregoing as an excuse for failure, default or delay in performance shall, when the cause arises, give to the other Parties prompt notice in writing of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other Parties.  This Section 14.7 shall in no way limit the right of any Party to this Agreement to make any claim against third parties for any damages suffered due to said cause.  If any performance under this Agreement is postponed or extended for longer than sixty (60) calendar days any Party may, by written notice to the other Parties, terminate this Agreement immediately.

SECTION 14.8 — Severability

In the event that any part of this Agreement is deemed by a court, Regulatory Authority, System, or other public or private tribunal of competent jurisdiction to be invalid or unenforceable, such provision shall be deemed to have been omitted from this Agreement. The remainder of this Agreement shall remain in full force and effect, and shall be modified to any extent necessary to give such force and effect to the remaining provisions, but only to such extent.

SECTION 14.9 — Survival

The Parties agree that the following sections will survive termination:  Article IX (Limitation of Liability); Section 10.3 (Termination and Transition Assistance); Article XI (Confidentiality); Article XII (Data Security); Section 14.1 (Indemnification); Section 14.3 (Use of Marks); Section 14.6 (Governing Law); and Sections 14.8 through 14.16.

SECTION 14.8 — Successors and Third Parties

Except as limited by Section 14.9, this Agreement and the rights and obligations hereunder shall bind, and inure to the benefit of the Parties and their successors and permitted assigns.

SECTION 14.9 — Assignments

Neither Party may assign this Agreement or any of its rights or obligations hereunder, by operation of law or otherwise, without the prior written consent of the other Party, which consent shall not

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be unreasonably withheld, provided that the non-assigning Party’s consent need not be obtained in connection with the assignment of this Agreement pursuant to a merger by the assigning Party with, or sale of all or substantially all of its assets, stock or securities to, any entity or controlled affiliate thereof that (a) has a net worth and cash flow as of the date of the merger or sale at least as much as the net worth and cash flow of the assigning Party on such date; and in each case (b) is not currently subject to any written order or action by any Regulatory Authority.  Notwithstanding the foregoing, Bank may not assign this Agreement or any of its rights or obligations hereunder other than to a federally-chartered, federally-insured financial institution.

SECTION 14.10 — Notices

All notices, requests and approvals required by this Agreement shall be in writing addressed/directed to the other Party at the address and facsimile set forth below, or at such other address of which the notifying Party hereafter receives notice in conformity with this section.  All such notices, requests, and approvals shall be deemed given upon the earlier of receipt of facsimile transmission during the normal business day or actual receipt thereof.  All such notices, requests and approvals shall be addressed as follows:

If to Bank:	MetaBank dba Meta Payment Systems
5501 S. Broadband Lane
Sioux Falls, SD 57108
Attention: General Counsel
Facsimile Number: (605) 338-0596

If to Program Manager:	Skylight Financial, Inc.
c/o NetSpend Corporation
701 Brazos St., Suite 1200
Austin, Texas 78701
Attention: General Counsel
Facsimile Number: (512) 469-9951

SECTION 14.11 — Waivers

Neither Party shall be deemed to have waived any of its rights, power, or remedies hereunder except in writing signed by an authorized agent or representative of the Party to be charged.  Either Party may, by an instrument in writing, waive compliance by the other Party with any term or provision of this Agreement on the part of the other Party to be performed or complied with.  The waiver by either Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

SECTION 14.12 — Entire Agreement; Amendments

This Agreement constitutes the entire Agreement between the Parties and supersedes all prior agreements, understandings, and arrangements, oral or written, between the Parties with respect to the subject matter hereof.  This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought.

SECTION 14.13 — Counterparts

This Agreement may be executed and then delivered via facsimile transmission, via the sending of PDF or other copies thereof via email and in one or more counterparts, each of which shall be an

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original but all of which taken together shall constitute one and the same Agreement.

SECTION 14.14 — Disputes

(a)           Duty to Notify.  In the event of any dispute, controversy, or claim arising out of or relating to this Agreement or the construction, interpretation, performance, breach, termination, enforceability or validity thereof (hereinafter, a “Dispute”), the Party raising such Dispute shall notify the other promptly and no later than sixty (60) days from the date of its discovery of the Dispute.  In the case of a Dispute relating to account or transaction statements or similar matter, the failure of a party to notify the other party of such Dispute within sixty (60) days from the date of its receipt shall result in such matter being deemed undisputed and accepted by the party attempting to raise such Dispute.

(b)           Cooperation to Resolve Disputes.  The Parties shall cooperate and attempt in good faith to resolve any Dispute promptly by negotiating between persons who have authority to settle the Dispute and who are at a higher level of management than the persons with direct responsibility for administration and performance of the provisions or obligations of this Agreement that are the subject of the Dispute.

(c)           Confidentiality of Proceedings.  The proceedings contemplated by this Section shall be as confidential and private as permitted by law.  To that end, the Parties shall not disclose the existence, content or results of any proceedings conducted in accordance with this Section, and materials submitted in connection with such proceedings shall not be admissible in any other proceeding, provided, however, that this confidentiality provision shall not bar disclosures required by any laws or regulations.

SECTION 14.15 — Headings

The headings, captions, headers, footers and version numbers contained in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.  References in this Agreement to any Article or Section are to such Article or Section of this Agreement.

SECTION 14.16 — Drafting Presumption

Program Manager and Bank agree that they participated in the drafting of this Agreement and, in the event that any dispute arises in the interpretation or construction of this Agreement, no presumption shall arise that either one party or the other drafted this Agreement.

[Signature page to follow]

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IN WITNESS WHEREOF, this Agreement is executed by the Parties’ authorized officers or representatives and shall be effective as of the date first above written.

Skylight Financial, Inc.		MetaBank, dba Meta Payment Systems

By:	/s/ Kevin Lee	By:	/s/ Brad C. Hanson

Name:	Kevin Lee	Name:	Brad C. Hanson

Title:	CEO	Title:	President

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SCHEDULE A

Flow of Funds, Revenues and Compensation

I.  Flow of Funds

A.            All Cardholder Funds hereunder shall be collected and forwarded to the Cardholder Account.

B.            All Program Revenues shall accrue to the benefit of the Bank, provided that from such Program Revenues Bank shall pay compensation to Program Manager as set forth in Section II below.

C.            Bank shall transfer Cardholder Funds from the Cardholder Account to Settlement Accounts in an amount adequate to facilitate Settlement with the System on a daily basis or as otherwise determined by Bank.

II.                    Compensation to Program Manager.

A.                    MONTHLY STATEMENTS. Program Manager’s compensation for any month shall be equal to: ***.  Bank shall provide Program Manager a monthly electronic statement (the “Monthly Statement”), no later than the fifteenth (15th) day of each month (if a business day, or if not, the next business day), setting forth the *** for the immediately preceding month.  As Program Manager’s compensation for the immediately preceding month, Program Manager shall be entitled to retain in the Operating Account an amount equal to *** for such month.  Within ten (10) days after the delivery of the Monthly Statement to Program Manager, Bank shall debit a bank account designated by Program Manager (the “Operating Account”) by an amount equal to ***.

B.            ***

C.            ***

D.            ***

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SCHEDULE B

Ratios

Metric	Threshold

***	***	%

***	***	%